Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of Innovative Eyewear, Inc. (the “Company”) of our report dated October 12, 2021, related to the financial statements of the Company as of and for the periods ended December 31, 2020 and 2019 and to the reference to us under the heading “Experts” in this Amendment No. 1 to the Registration Statement.

Tampa, Florida

January 10, 2022

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